Exhibit 99.(a)(1)(E)

Confirmation E-mail to Employees who Elect to Participate in the Offer to Exchange Certain Outstanding Options Priced At or Above $4.00 Per Share for New Options

        Catalyst Semiconductor, Inc. has received your election form dated [                  ], by which you elected to have some or all of your eligible outstanding options (those options with an exercise price equal to or above $4.00 per share) cancelled in exchange for new options, subject to the terms and conditions of the offer.

        Please note that our receipt of your election form is not by itself an acceptance of the options for exchange. For purposes of the offer, Catalyst Semiconductor will be deemed to have accepted options for exchange that are validly tendered and not properly withdrawn as of when Catalyst Semiconductor gives oral or written notice to the option holders generally of its acceptance for exchange of such options, which notice may be made by press release, e-mail or other method of communication. Catalyst Semiconductor's formal acceptance of the properly tendered options is expected to take place shortly after the end of the offer period.

        If you change your mind, you may withdraw your election as to some or all of your eligible options by completing and signing the withdrawal form which was previously provided to you. A properly completed and signed copy of the withdrawal form must be received by facsimile, by hand delivery or by Federal Express (or similar delivery service) on or before 5:00 p.m., U.S. Pacific Standard Time, on March 16, 2007 by:

  Rosa Vasquez
  Catalyst Semiconductor, Inc.
  2975 Stender Way
  Santa Clara, California 95054
  Fax: +1 (408) 542-1406

        Only responses that are complete, signed and actually received by Rosa Vasquez by the deadline will be accepted. Responses submitted by any other means, including interoffice or U.S. mail (or other post), are not permitted. If you have questions, please direct them to Rosa Vasquez at:

  Catalyst Semiconductor, Inc.
  2975 Stender Way
  Santa Clara, California 95054
  +1 (408) 542-1051

        This notice does not constitute the Offer to Exchange. The full terms of the offer are described in (1) the Offer to Exchange; (2) the email from Gelu Voicu, dated February 14, 2007; (3) the election form; and (4) the withdrawal form. You may also access these documents through the U.S. Securities and Exchange Commission's website at www.sec.gov.